FOR IMMEDIATE RELEASE

July 30, 2007

Contact: Robert Jorgenson

724-465-5448

S&T Bank Announces Future Retirement Plans for Longtime CEO

- James C. Miller Has Served as Bank's Leader for Nearly a Decade -

Indiana, Pennsylvania - S&T Bank (NASDAQ: STBA), a full-service financial institution with branch locations in 10 Pennsylvania counties, today announced that James C. Miller, chairman and chief executive officer, will retire from active bank employment next spring.

"My longtime plan has been to retire when I reach the age of 62, and that day will come in March 2008. I therefore will retire as of the Annual Shareholders Meeting in April 2008," said Miller, who will have served as S&T Bank's CEO for ten years.

Miller first began his career in banking as a marketing manager at Brookville Bank & Trust Co. S&T Bank acquired Brookville Bank & Trust in 1983. Miller was named president of S&T Bank in 1992, and he assumed the role of chief executive officer in 1998.

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S&T Bank Announces Future Retirement Plans for Longtime CEO

- James C. Miller Has Served as Bank's Leader for Nearly a Decade -

Miller's tenure as CEO has been marked by record expansion for S&T Bank, a financial institution that began with a single office in Indiana, PA in 1902. "S&T Bank has witnessed significant growth throughout its history," noted Miller. "The bank is blessed with a very capable, experienced group of executive leaders, and I am fully confident that we will continue to maintain and strengthen S&T Bank's position in the marketplace during this time of transition."

Miller plans to continue serving as board chairman and a director of S&T Bank following his retirement.

About S&T Bank

Headquartered in Indiana, Pa., S&T Bancorp Inc. operates 50 offices within Allegheny, Armstrong, Blair, Butler, Cambria, Clarion, Clearfield, Indiana, Jefferson and Westmoreland counties. S&T Bancorp Inc. has assets of $3.4 billion, and its stock trades on the NASDAQ Global Select Market under the symbol STBA. For more information, visit stbank.com.